Exhibit (a)(5)(M)

The following are excerpts from the presentation slides provided by Thomson Reuters on July 31, 2012 regarding the second-quarter 2012 earnings release of Thomson Reuters:

“Safe Harbor / Forward-Looking Statements

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The following discussion contains forward-looking statements, including those about Thomson Reuters outlook and prospects. Forward-looking statements are those which are not historical facts. These and other statements that relate to future results and events are based on Thomson Reuters current expectations.

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Our actual results in future periods may differ materially from those currently expected because of a number of risks and uncertainties. The risks and uncertainties that we believe are material are outlined in our disclosure filings and materials, which you can find on www.thomsonreuters.com. Please consult these documents for a more complete understanding of these risks and uncertainties. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. Our outlook is provided for the purpose of providing information about current expectations for 2012. This information may not be appropriate for other purposes.

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Important Information
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This presentation is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any of the FXall common shares. The offer to buy the outstanding shares of common stock of FXall is being made pursuant to a tender offer statement on Schedule TO containing an offer to purchase, form of letter of transmittal and related materials filed by CB Transaction Corp. with the Securities and Exchange Commission on July 18, 2012. FXall has filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer with the Securities and Exchange Commission. The tender offer statement (including the offer to purchase, related letter of transmittal and other tender offer documents) and the solicitation/recommendation statement, as they may be amended from time to time, contain important information that should be read carefully before making any decision to tender securities in the tender offer. These materials have been or will be sent free of charge to all stockholders of FXall. Shareholders may also obtain a free copy of these materials (and all other tender offer documents filed with the Securities and Exchange Commission) on the Securities and Exchange Commission's website at www.sec.gov. The Schedule TO (including the offer to purchase and related materials) and the Schedule 14D-9 (including the solicitation/recommendation statement), may also be obtained for free by contacting Georgeson Inc., the information agent for the tender offer, toll-free at (866) 277-8239.

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Investing in High Growth Strategies

●	Entry to high-growth Dealer-to-customer trading segment
●	“Integrated solution” that fully automates the pre- and post-trade workflow
●	Complementary customer bases: TRI sell-side / FXall buy-side
●	Demonstrates commitment to the global FX marketplace
●	Attractive financial profile”